To Whom It May Concern:

We hereby consent to the use in the Registration Statement of Kange Corp. on Form S-1 of our Report of Independent Registered Public Accounting Firm, dated February 17, 2013, on the audited balance sheet of Kange Corp. as of November 30, 2013 and the related statements of operations, changes in shareholders’ equity and cash flows for the period from August 13, 2013 (Inception) to November 30, 2013 which appear in such Registration Statement.

We also consent to the references to us under the headings “Experts” in such Registration Statement.

Arvada, Colorado

February 20, 2014                                                                                                    Cutler & Co. LLC